                                                                          EX 1.2





                          DISCOVER CARD MASTER TRUST I

                      CREDIT CARD PASS-THROUGH CERTIFICATES

                                 TERMS AGREEMENT

                               Dated: June 8, 1999

To:        Greenwood Trust Company, as Seller under the Pooling and Servicing
Agreement, as amended, dated as of October 1, 1993.

Re:        Underwriting Agreement dated January 29, 1999

Title:     Discover Card Master Trust I, Series 1999-5 Floating Rate Credit Card
Pass-Through Certificates, Class A and Class B.

Initial Principal Amount of Certificates:  $526,316,000

Series and Class Designation Schedule: Discover Card Master Trust I, Series 1999-5 $500,000,000 Floating Rate Class A Credit Card Pass-Through Certificates

Discover Card Master Trust I, Series 1999-5 $26,316,000 Floating Rate Class B Credit Card Pass-Through Certificates

Series Cut-Off Date: June 1, 1999


Certificate Rating:        Moody's Investors         Standard & Poor's
                           Service, Inc.             Ratings Services
Class A                    Aaa                       AAA
Class B                    A2                        A

Aggregate outstanding balance of Principal Receivables as of June 1, 1999:
$26,621,602,707.65.

Date of Series Supplement: June 15, 1999.

Certificate Rate: Class A: One-month LIBOR plus 0.18% per annum; and Class B:
One-month LIBOR plus 0.41% per annum.

Terms of Sale: The purchase price for the Certificates to the Underwriters will be 99.750% of the aggregate principal amount of the Class A Certificates and 99.725% of the aggregate principal amount of the Class B Certificates as of June 15, 1999. The Underwriters will offer the Certificates to the public at a price equal to 100.00% of the aggregate principal amount of the Class A Certificates and 100.00% of the aggregate principal amount of the Class B Certificates.

Time of Delivery: 9:00 A.M., Chicago, Illinois Time, on June 15, 1999, or at such other time as may be agreed upon in writing.













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


           Notwithstanding anything in the Agreement or in this Terms Agreement to the contrary, the Agreement and this Terms Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the Series 1999-5 Certificates. This Terms Agreement may be amended only by written agreement of the parties hereto.

                             Very truly yours,

                             MORGAN STANLEY & CO. INCORPORATED
                             As Representative of the
                             Underwriters named in
                             Schedule I hereto



                             By: /s/ J. Douglas Van Ness
                                ------------------------
Accepted:

GREENWOOD TRUST COMPANY


By: /s/ John J. Coane
   -------------------



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


                                   SCHEDULE I

                                  UNDERWRITERS

$500,000,000 Class A Floating Rate Credit Card Pass-Through Certificates, Series 1999-5


                                                        Percentage
                                                        ----------
Morgan Stanley & Co. Incorporated                           16.6670%
Banc One Capital Markets, Inc.                              16.6666%
Barclays Capital Inc.                                       16.6666%
Commerzbank Capital Markets Corp.                           16.6666%
Deutsche Bank Securities Inc.                               16.6666%
Dresdner Kleinwort Benson North America LLC                 16.6666%

$26,316,000 Class B Floating Rate Credit Card Pass-Through Certificates, Series 1999-5


                                                         Percentage
                                                         ----------
Morgan Stanley & Co. Incorporated                           100%





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